Exhibit 10.1

SUPPLEMENTAL AGREEMENT
This Supplemental Agreement (this “Supplemental Agreement”) is made as of August 2, 2022 (the “Effective Date”), by and between HeartBeam, Inc., a Delaware corporation (“HeartBeam”), and LIVMOR, Inc., a Delaware corporation (“LIVMOR”).
WHEREAS, the parties entered into that certain HeartBeam-LIVMOR Partnership Agreement as of January 1, 2022 (collectively with all statements of work executed thereunder, the “Partnership Agreement”).
WHEREAS, LIVMOR is willing to provide HeartBeam access to the source code of the Platform and to forego its right to all compensation remaining under the Partnership Agreement (including payments of the License Fees and Site Minimums under Section 6.2 thereof) for near term cash compensation, and HeartBeam is willing to pay LIVMOR an additional consideration of two hundred thousand dollars ($200,000) for such source code access, in which thirty-three thousand dollars ($33,000) has already been paid by HeartBeam (“Initial Payment”).
NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt, adequacy, and legal sufficiency of which both parties acknowledge, the parties, intending to be legally bound, agree as follows:
1.Capitalized terms not defined in this Supplemental Agreement have the meaning set forth in the Partnership Agreement.
2.Within 24 hours following the Effective Date, LIVMOR CEO will irrevocably instruct via an email LIVMOR IT Director and CTO to deliver to HeartBeam, through digital means a complete copy of (i) the Source Materials and (ii) any and all source code of Software and related documentation (including all programmers’ manuals, design documents, program flowcharts and other reference materials) that LIVMOR has developed, created, prepared, and otherwise made in connection with its performance of the Statement of Work #2 ( together, “All-inclusive Source Materials”), as soon as proof of a wire transfer of $ 167,000 (“Second Payment”) from HeartBeam to LIVMOR is delivered.
a.All All-inclusive Source Materials provided under this Agreement will constitute a perpetual use license to HeartBeam under Section 5.11(c) of the Partnership Agreement. For clarity, HeartBeam may use, reproduce, copy, modify, create derivative works thereof, and otherwise commercially exploit the All-inclusive Source Materials in connection with HeartBeam’s exercise of all other rights granted by LIVMOR under the Partnership Agreement (including for the purpose of Section 4.3, to sell, distribute, and commercialize the Platform for HeartBeam’s own products). For further clarity, the parties agree that HeartBeam will no longer be subject to the terms of Section 2.8 of the Partnership Agreement.
3.Upon receipt of the Second Payment, all licenses granted by LIVMOR with respect to the Platform (including the license granted under Section 4.3) will be automatically converted into a non-exclusive and perpetual license and become licenses granted on a royalty-free and fully paid-up basis, in which LIVMOR hereby expressly waives and relinquishes all HeartBeam payment obligations under the Partnership Agreement (including any Development Fees, License Fee, or Site Minimum payment obligations under Section 6 and 7.5(a) of the Partnership Agreement).
4.In addition, subject to the terms and conditions of this Supplemental Agreement, upon receipt of the current copy of the source code , HeartBeam hereby expressly waives and relinquishes all LIVMOR’s development and other services obligations under Sections 2, 3, 5.1, and 5.2 under the Partnership Agreement. For clarity, upon Validation, Sections 2 (except for the first sentence), 3, 5.1, 5.2, 5.4 – 5.10, 6.1, 6.2, 6.4, 7, 9, 10, 12 of the Partnership Agreement (including each party’s rights and obligations thereunder) will automatically terminate. For further clarity, subject to the supplemental terms and conditions specified herein, Sections 1, 4, 5.3, 5.11, 7.3, 8, 11, and 13 of the Partnership Agreement will remain full force and effective.
5.Other as expressly provided otherwise herein, each party, on behalf of itself and its shareholders, subsidiaries, affiliates, partners, members, managers, officers, directors, employees, administrators, custodians, agents, consultants, joint venturers, insurers, representatives, attorneys, successors and assigns, does hereby fully and irrevocably release, remise, forgive, dismiss on the merits and forever discharge each other from any and all alleged contractual obligations or disputes pertaining to the Partnership Agreement (except with respect to Sections 4, 5.3, 5.11, 6.3, 6.4, 8, 9, and 12) arising or in respect of activity prior to the Effective Date.
6.Each party expressly waives and releases any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
7.Other as expressly provided otherwise herein, no term or provision contained herein will be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the parties. This Agreement may not be assigned or transferred by either party except in accordance with the same provisions described in Section 13.5 of the Partnership Agreement. If any provision of this Supplemental Agreement is for any reason found to be unenforceable by a court of competent jurisdiction, the remainder of this Supplemental Agreement will continue in full force and effect unless the omission of such terms would materially alter the overall obligations of the parties as expressed in this herein. The interpretation, validity, and enforcement of this Supplemental Agreement, and all legal actions brought under or in connection with the subject matter of this Supplemental Agreement, will be governed by the laws of the State of California (except that any conflicts-of-law principles of such state that would result in the application of the law of another jurisdiction will be disregarded). Any legal action or proceeding brought by any party arising out of or relating to this Supplemental Agreement must be brought in accordance with Section 13.4 of the Partnership Agreement. This Supplemental Agreement and the Partnership Agreement constitute the entire agreement between the parties and represents the fully integrated and complete expression of the parties’ intent and understanding with respect to the subject matter of this Supplemental Agreement and the Partnership Agreement and supersedes all prior and contemporaneous agreements or understandings. This Supplemental Agreement may be signed in counterparts, each of which will be deemed an original, and all of which together will constitute one agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed by their duly authorized representatives as of the date set forth below.
HEARTBEAM, INC.                    LIVMOR, INC.

By:    /s/ Branislav Vajdic                By:     /s/ Ed Rodden
Name: Branislav Vajdic                Name:    Ed Rodden
Title:    CEO                        Title:    CEO